Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Financial Results

ELBA, ALABAMA (February 26, 2015)…The National Security Group, Inc. (NASDAQ:NSEC) today reported net income for the fourth quarter of 2014 of $2,886,000 and $7,616,000 for the year ended December 31, 2014. Unaudited consolidated financial results for the fourth quarter and twelve month periods are summarized as follows:

Unaudited Consolidated Financial Summary	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Gross premiums written	$14,300,000	$13,862,000	$65,453,000	$62,336,000
Net premiums written	$12,428,000	$11,787,000	$58,204,000	$53,808,000

Net premiums earned	$14,355,000	$13,203,000	$56,653,000	$52,366,000
Net investment income	936,000	1,005,000	3,738,000	3,746,000
Net realized investment (losses) gains	(441,000)	85,000	100,000	4,439,000
Gain on company owned life insurance	1,635,000	—	3,256,000	—
Other income	156,000	129,000	560,000	609,000
Total Revenues	16,641,000	14,422,000	64,307,000	61,160,000

Policyholder benefits and settlement expenses	6,691,000	6,223,000	30,882,000	31,146,000
Amortization of deferred policy acquisition costs	873,000	854,000	3,590,000	3,613,000
Commissions	1,299,000	1,835,000	7,459,000	7,103,000
General and administrative expenses	3,185,000	2,361,000	9,343,000	8,443,000
Taxes, licenses and fees	572,000	448,000	2,137,000	1,846,000
Interest expense	373,000	375,000	1,521,000	1,686,000
Total Benefits, Losses and Expenses	12,993,000	12,096,000	54,932,000	53,837,000

Income Before Income Taxes	3,648,000	2,326,000	9,375,000	7,323,000
Income tax expense	762,000	563,000	1,759,000	1,665,000
Net Income	$2,886,000	$1,763,000	$7,616,000	$5,658,000

Income Per Common Share	$1.15	$0.71	$3.04	$2.28

Reconciliation of Net Income to non-GAAP Measurement
Net income	$2,886,000	$1,763,000	$7,616,000	$5,658,000
Income tax expense	762,000	563,000	1,759,000	1,665,000
Realized investment losses (gains), net	441,000	(85,000)	(100,000)	(4,439,000)
Gain on company owned life insurance	(1,635,000)	—	(3,256,000)	—
Pretax Income From Insurance Operations	$2,454,000	$2,241,000	$6,019,000	$2,884,000

Management Commentary on Results of Operations

Premium Revenue:
For the three months ended December 31, 2014, net premium written premium was up 5.4% compared to the same period in 2013. A 3.2% increase in gross premiums written compared to the fourth quarter of 2013 coupled with a 9.25% reduction in reinsurance cost contributed to the increase in net premium written.

For the year ended December 31, 2014, net premium written was up 8.2% compared to 2013. Year over year growth in property insurance gross premiums written of 5%, coupled with a reduction in reinsurance cost of 15.3% were the factors contributing to the increase in net premium earned.

Net Income:
For the three months ended December 31, 2014, the Company had net income of $2,886,000, $1.15 per share, compared to $1,763,000, $0.71 per share, for the same period in 2013, an increase of $1,123,000. The primary factor contributing to the increase in net income was a gain on company owned life insurance of $1,635,000, which was partially offset by a realized investment loss for the quarter of 2014 totaling $441,000. Results in the fourth quarter of both 2014 and 2013 reflected very good results from core insurance operations due to a low frequency of weather related property losses.

For the year ended December 31, 2014, the Company had net income of $7,616,000, $3.04 per share, compared to net income of $5,658,000, $2.28 per share, for the same period in 2013, a year over year increase of $1,958,000. Results for 2014 were reflective of very good full year results from insurance operations coupled with a gain on company owned life insurance of $3,256,000. Results for 2013 were positively impacted by capital gains, which primarily consisted of a gain on sale of a timber property investment, and strong results in the second half of the year in our insurance operations.

Pretax income from insurance operations:
A primary non-GAAP financial measure used by management is pretax income from insurance operations. This measure consists of net income before income taxes adjusted for realized investment gains and losses and gain on company owned life insurance. This measure provides a means of comparing the results of our core insurance operations without the impact of items that are more unpredictable and less consistent from year to year. A reconciliation of pretax income from insurance operations is presented in the table above.

For the three months ended December 31, 2014, pretax income from insurance operations was $2,454,000 compared to $2,241,000 for the same period in 2013, an increase of $213,000. Policyholder benefit expenses were 46.6% of premium revenue in the fourth quarter of 2014, a slight improvement compared to the fourth quarter of 2013 at 47.1%. The moderate decline in policyholder benefits as a percent of revenue coupled with a net decrease in other insurance related expenses composed the $213,000 increase in pretax income from insurance operations. Fourth quarter results for both years were driven by a very low occurrence of storm related property and casualty losses.

For the year ended December 31, 2014, pretax income from insurance operations was $6,019,000 compared to $2,884,000 for the same period in 2013, an increase of $3,135,000. The primary factor contributing to an increase in pretax income from insurance operations was a significant improvement in the loss ratio of policyholder benefits as a percent of premium earned. Policyholder benefits were 54.5% of premium revenue in 2014 compared to 59.5% in 2013, a reduction of five percentage points. This reduction in incurred losses was primarily driven by reduced wind related property losses, a calmer spring storm season and a second consecutive year of no hurricane related losses.

Selected Balance Sheet Highlights (Unaudited)	12/31/2014	12/31/2013
Invested Assets	$109,549,000	$100,050,000
Cash	$6,426,000	$4,987,000
Total Assets	$144,865,000	$133,980,000
Policy Liabilities	$74,115,000	$71,671,000
Total Debt	$19,572,000	$22,755,000
Accumulated Other Comprehensive Income	$2,772,000	$936,000
Shareholders' Equity	$42,757,000	$33,472,000
Book Value Per Share	$17.05	$13.42

Management Commentary on Financial Position

Invested Assets:
Invested assets as of December 31, 2014 were $109,549,000 up $9,499,000, or 9.5%, compared to December 31, 2013. This increase in invested assets was primarily due to the the investment of positive cash flow from insurance operations coupled with increases in market values of available for sale securities. The increase in market value of available for sale securities also contributed to the increase in accumulated other comprehensive income to $2,772,000 as of December 31, 2014, up $1,836,000 compared to December 31, 2013.

Cash:
The Company, primarily through its insurance subsidiaries, had $6,426,000 in cash and cash equivalents at December 31, 2014, compared to $4,987,000 at December 31, 2013. Significantly improved performance in our insurance operations for the year ended December 31, 2014, coupled with year over year growth in premium revenue, contributed to $11,867,000 in positive cash flow from operations for the year compared to cash provided by operations the same period in the prior year totaling $2,659,000. Cash flows from operations in the prior year were negatively impacted by insured losses from spring storms incurred during the first quarter.

Total Assets:
Total assets as of December 31, 2014 were $144,865,000 compared to $133,980,000 at December 31, 2013. The increase in invested assets and cash during 2014 were the primary contributors to the increase in total assets.

Debt Outstanding:
Total debt at December 31, 2014 was $19,572,000 compared to $22,755,000 at December 31, 2013. Debt was reduced $3,183,000 during the year in 2014. A significant improvement in profitability strengthened the capital position of the insurance subsidiaries, allowing the Company to reduce outstanding debt by 14%.

Shareholders' Equity:
Shareholders' equity as of December 31, 2014 was $42,757,000 up $9,285,000 compared to December 31, 2013 Shareholders' equity of $33,472,000. Book value per share was $17.05 per share at December 31, 2014 compared to $13.42 per share at December 31, 2013, an increase of $3.63. The primary factors contributing to the increase in Shareholders' equity were net income of $7,616,000 and other comprehensive income of $1,836,000. The increase in other comprehensive income was primarily driven by the declining interest rate environment, which increased the market value of our investments in fixed income securities, and an increase in value of our equity investments.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property & casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.